Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports First Quarter 2019 Results

NEW YORK, NY, May 2, 2019 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the “Company” or "our") (NYSE: MITT) today reported financial results for the quarter-ended March 31, 2019. AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in, acquires and manages a diversified risk-adjusted portfolio of Agency RMBS, Credit Investments, and Single-Family Rental Properties. Our Credit Investments include our Residential Investments, Commercial Investments, and ABS Investments.

FIRST QUARTER 2019 FINANCIAL HIGHLIGHTS

•	$0.84 of Net Income/(Loss) per diluted common share(1)

•	$0.45 of Core Earnings per diluted common share(1)

◦	Includes $(0.01) retrospective adjustment

•	4.4% Economic Return on Equity for the quarter, 17.6% annualized(2)

•	$17.44 Book value per share(1) as of March 31, 2019

•	$17.56 Undepreciated Book Value per share(1) as of March 31, 2019 versus $17.30 as of December 31, 2018

◦	Undepreciated Book Value increased $0.26 or 1.5% from the prior quarter primarily due to:

▪	$0.07 or 0.4% due to our investments in Agency RMBS and associated derivatives

▪	Agency spreads stabilized in the first quarter, despite a decline in yields and a brief uptick in implied volatility

▪	$0.33 or 1.9% due to our Credit Investments

▪	CRT and Legacy RMBS spreads tightened during the quarter alongside broader market rallies

▪	$(0.05) or (0.3)% due to core earnings below the $0.50 dividend and $(0.09) or (0.5)% due to dilution from share issuance

•	Issued approximately 4 million shares of common stock at a weighted average price of $16.71 for net proceeds of approximately $66 million through underwritten public equity offering and ATM program

	Q4 2018		Q1 2019
Summary of Operating Results:
GAAP Net Income/(Loss) Available to Common Stockholders	$(41.6	)mm	$25.8	mm
GAAP Net Income/(Loss) Available to Common Stockholders, per diluted common share(1)	$(1.45)		$0.84

Non-GAAP Results:
Core Earnings*	$13.6	mm	$13.6	mm
Core Earnings, per diluted common share(1)	$0.47		$0.45
*A reconciliation of estimated net income/(loss) per diluted common share to estimated core earnings per diluted common share for the periods stated above, along with an explanation of this non-GAAP financial measure, is provided at the end of this press release.

MANAGEMENT REMARKS

"We are pleased with MITT's performance during the first quarter, as MITT generated an economic return of 4.4% and completed an overnight common equity offering, raising approximately $57 million of net proceeds," said Chief Executive Officer, David Roberts. "During the quarter, MITT continued to leverage the expertise and experience of the Angelo Gordon platform to source assets. Alongside other Angelo Gordon funds, we purchased Non-QM pools and sourced two new commercial real estate loans."

"After a volatile fourth quarter, the financial markets recovered and investor sentiment improved during the first quarter," said Chief Investment Officer, T.J. Durkin. "During the quarter, the Federal Reserve pivoted from its more hawkish message by pausing its interest rate tightening campaign, which removed fear of materially higher rates from the market. Against this backdrop, spreads for credit sectors tightened and Agency MBS spreads stabilized during the quarter. Going forward, we remain focused on opportunistically increasing exposure to sectors we believe have the best risk-adjusted return profiles."

INVESTMENT HIGHLIGHTS

•	$4.1 billion investment portfolio as of March 31, 2019 as compared to the $3.6 billion investment portfolio as of December 31, 2018(3) (4)

◦	Increase in portfolio size primarily due to the purchase of Agency RMBS and To-be-announced securities ("TBA") as well as certain commercial and residential investments

•	2.1% Net Interest Margin (“NIM”) as of March 31, 2019(5)

•	4.7x “At Risk” Leverage as of March 31, 2019(6)

•	4.3% constant prepayment rate ("CPR") on the Agency RMBS investment portfolio for the first quarter(7)

•	Duration gap was approximately 0.95 years as of March 31, 2019(8)

FIRST QUARTER ACTIVITY

($ in millions)

Description	Purchased	(Sold/Payoff)	Net Activity
30 Year Fixed Rate	$536.0	$(229.3)	$306.7
Inverse Interest Only	—	(2.3)	(2.3)
Fixed Rate 30 Year TBA	672.1	(546.0)	126.1
Total Agency RMBS	1,208.1	(777.6)	430.5

Prime	17.0	(28.7)	(11.7)
Alt-A/Subprime	—	(4.3)	(4.3)
Credit Risk Transfer	62.1	(9.0)	53.1
Re/Non-Performing Loans	19.7	—	19.7
New Origination Loans	34.8	—	34.8
Total Residential Investments	133.6	(42.0)	91.6

CMBS	29.0	(20.3)	8.7
Commercial Real Estate Loans	21.8	(10.4)	11.4
Total Commercial Investments	50.8	(30.7)	20.1
Total ABS	—	(1.3)	(1.3)
Total Q1 Activity	$1,392.5	$(851.6)	$540.9
Note: The chart above is based on trade date.

•	Deployed proceeds from the capital raise into Agency RMBS and TBA

•	Purchased several Non-QM pools alongside other Angelo Gordon funds

•	Purchased a pool of primarily RPL mortgage loans

•	Sourced two new CRE loans alongside other Angelo Gordon funds

SINGLE-FAMILY RENTAL PORTFOLIO UPDATE

•	Operational improvements helped to increase occupancy from 87.9% in the fourth quarter to 93.7% in the first quarter

•	Conrex quickly leased vacant homes while adhering to the enhanced tenant underwriting that had been implemented in prior quarters

•
While there were increased expenses related to the high volume of turnover during the quarter, the increase in occupancy improved the Operating Margin from 43.8% in the fourth quarter to 46.3% in the first quarter

•	Conrex has strategically re-organized staffing to manage the identified pipeline of lease expirations in the coming months

•	Conrex continues to focus on tenant communications and the tenant experience to retain tenants as well as achieve rent growth

	12/31/2018	3/31/2019
Gross Carrying Value(a)	$141.0	$141.7
Accumulated Depreciation and Amortization(a)	(2.3)	(3.8)
Net Carrying Value(a)	$138.7	$137.9
Occupancy	87.9%	93.7%
Average Square Footage(b)	1,436	1,463
Average Monthly Rental Income per Home(b)(c)	$1,020	$1,020
Operating Margin(11)	43.8%	46.3%
(a) $ in millions (b) Based on occupied residences as of each corresponding period end (c) Based on straight-line rent as of each corresponding period end

KEY STATISTICS

($ in millions)	March 31, 2019
Investment portfolio(3) (4)	$4,089.9
Financing arrangements, net(4)	3,392.4
Total financing(6)	3,463.1
Stockholders’ equity	731.6
GAAP Leverage	4.3x
“At Risk” Leverage(6)	4.7x

Yield on investment portfolio(9)	5.2%
Cost of funds(10)	3.1%
Net interest margin(5)	2.1%
Other operating expenses (corporate)(12)	1.5%

Book value, per share(1)	$17.44
Undepreciated Book Value, per share(1)	$17.56
Undistributed taxable income, per share(1) (13)	$1.29
Dividend, per share(1)	$0.50
Note: Funding cost and NIM shown include the costs of our interest rate hedges. Funding cost and NIM excluding the cost of our interest rate hedges would be 3.3% and 1.9%, respectively.

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of March 31, 2019(3) (4):

($ in millions)	Amortized Cost	Net Carrying Value	Percent of Net Carrying Value	Allocated Equity(15)	Percent of Equity	Leverage Ratio*
Agency RMBS	$2,406.0	$2,439.5	59.6%	$271.6	37.1%	8.2x
Residential Investments	1,045.3	1,100.3	26.9%	285.5	39.0%	3.0x
Commercial Investments	371.0	392.0	9.6%	126.2	17.3%	2.1x
ABS	20.5	20.2	0.5%	10.6	1.4%	0.9x
Single-Family Rental Properties	137.9	137.9	3.4%	37.7	5.2%	2.7x
Total	$3,980.7	$4,089.9	100.0%	$731.6	100.0%	4.7x
*The leverage ratio on Agency RMBS includes any net receivables on TBA. The leverage ratio by type of investment is calculated by dividing the investment type's total financing by its allocated equity.(15)
Note: The chart above includes fair value of $0.8 million of Agency RMBS, $238.8 million of Residential Investments and $5.3 million of Commercial Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet.

Premiums and discounts associated with purchases of the Company’s investments are amortized or accreted into interest income over the estimated life of such investments, using the effective yield method. The Company recorded a $(0.01) retrospective adjustment per diluted common share, excluding interest-only securities and TBAs. Since the cost basis of the Company’s Agency RMBS securities, excluding interest-only securities and TBAs, exceeds the underlying principal balance by 2.8% as of March 31, 2019, slower actual or projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact, on the Company’s asset yields.

FINANCING AND HEDGING ACTIVITIES

The Company, either directly or through its equity method investments in affiliates, had financing arrangements with 44 counterparties, under which it had debt outstanding with 32 counterparties as of March 31, 2019. Our weighted average days to maturity is 140 days and our weighted average original days to maturity is 222 days. The Company's financing arrangements as of March 31, 2019 are summarized below:

($ in millions)
	Agency		Credit		SFR**
Maturing Within:*	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost
Overnight	$68.5	2.9%	$—	—%	$—	—%
30 Days or Less	1,065.9	2.7%	562.5	3.6%	—	—%
31-60 Days	502.9	2.7%	110.8	4.0%	—	—%
61-90 Days	527.2	2.7%	75.6	4.2%	—	—%
91-180 Days	—	—%	25.0	4.7%	—	—%
Greater than 180 Days	—	—%	351.9	4.7%	102.1	4.8%
Total / Weighted Avg	$2,164.5	2.7%	$1,125.8	4.0%	$102.1	4.8%
*Amounts in table above do not include securitized debt of $10.5 million.
**Includes $0.9 million of deferred financing costs.

The Company’s interest rate swaps as of March 31, 2019 are summarized as follows:

($ in millions)
Maturity	Notional Amount	WA Pay-Fixed Rate	WA Receive-Variable Rate*	WA Years to Maturity
2020	$105.0	1.5%	2.7%	0.9
2021	58.5	3.0%	2.7%	2.5
2022	635.0	2.0%	2.3%	3.2
2023	154.0	3.1%	2.7%	4.4
2024	280.0	2.2%	2.7%	5.2
2025	20.0	2.8%	2.7%	5.8
2026	195.0	2.4%	2.7%	7.2
2027	194.0	2.3%	2.7%	8.3
2028	25.0	2.5%	2.8%	8.8
Total/Wtd Avg	$1,666.5	2.2%	2.6%	4.7
 * 100% of our receive variable interest rate swap notional resets quarterly based on three-month LIBOR.

TAXABLE INCOME

The primary differences between taxable income and GAAP net income include (i) unrealized gains and losses associated with investment and derivative portfolios which are marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to amortization of premiums and discounts paid on investments, (iii) the timing and amount of deductions related to stock-based compensation, (iv) temporary differences related to the recognition of certain terminated investments and derivatives, (v) taxes and (vi) methods of depreciation between GAAP and tax. As of March 31, 2019, the Company had estimated undistributed taxable income of approximately $1.29 per share.(1) (13)

DIVIDEND

On March 15, 2019, the Company’s board of directors declared a first quarter dividend of $0.50 per share of common stock that was paid on April 30, 2019 to stockholders of record as of March 29, 2019.

On February 15, 2019, the Company’s board of directors declared a quarterly dividend of $0.51563 per share on its 8.25% Series A Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.50 per share on its 8.00% Series B Cumulative Redeemable Preferred Stock. The preferred distributions were paid on March 18, 2019 to stockholders of record as of February 28, 2019.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s first quarter earnings conference call on May 3, 2019 at 9:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 7359519.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q1 2019 Earnings Presentation link to download the presentation in advance of the stockholder call.

An audio replay of the stockholder call combined with the presentation will be made available on our website after the call. The replay will be available until June 2, 2019. If you are interested in hearing the replay, please dial (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international). The conference ID number is 7359519.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in, acquires and manages a diversified risk-adjusted portfolio of Agency RMBS, Credit Investments, and Single-Family Rental Properties. Our Credit Investments include our Residential Investments, Commercial Investments, and ABS Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO, GORDON & CO.

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988.  The firm currently manages approximately $32 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 490 employees, including more than 190 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments, our investment and portfolio strategy, investment returns, return on equity, liquidity and financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, changes in default rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS, ABS and CMBS securities, Excess MSRs and loans, our ability to integrate newly acquired rental assets into our investment portfolio, our ability to predict and control costs, conditions in the real estate market and legislative and regulatory changes that could adversely affect the business of the Company. Additional information concerning these and other risk factors are contained in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC’s website, http://www.sec.gov/. All information in this press release is as of May 2, 2019. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

                 AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	March 31, 2019	December 31, 2018
Assets
Real estate securities, at fair value:
Agency - $2,240,880 and $1,934,562 pledged as collateral, respectively	$2,287,981	$1,988,280
Non-Agency - $640,396 and $605,243 pledged as collateral, respectively	659,340	625,350
ABS - $12,594 and $13,346 pledged as collateral, respectively	20,199	21,160
CMBS - $266,689 and $248,355 pledged as collateral, respectively	276,403	261,385
Residential mortgage loans, at fair value - $117,830 and $99,283 pledged as collateral, respectively	202,047	186,096
Commercial loans, at fair value - $2,467 and $- pledged as collateral, respectively	110,223	98,574
Single-family rental properties, net	137,886	138,678
Investments in debt and equity of affiliates	102,099	84,892
Excess mortgage servicing rights, at fair value	24,301	26,650
Cash and cash equivalents	50,779	31,579
Restricted cash	37,266	52,779
Other assets	98,617	33,503
Total Assets	$4,007,141	$3,548,926

Liabilities
Financing arrangements, net	$3,214,909	$2,822,505
Securitized debt, at fair value	10,515	10,858
Dividend payable	16,352	14,372
Other liabilities	33,729	45,180
Total Liabilities	3,275,505	2,892,915
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock, 2,070 shares issued and outstanding ($51,750 aggregate liquidation preference)	49,921	49,921
8.00% Series B Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($115,000 aggregate liquidation preference)	111,293	111,293
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 32,703 and 28,744 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	327	287
Additional paid-in capital	661,561	595,412
Retained earnings/(deficit)	(91,466)	(100,902)
Total Stockholders’ Equity	731,636	656,011

Total Liabilities & Stockholders’ Equity	$4,007,141	$3,548,926

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Net Interest Income
Interest income	$41,490	$39,357
Interest expense	23,341	15,326
Total Net Interest Income	18,149	24,031

Other Income/(Loss)
Rental income	3,397	—
Net realized gain/(loss)	(20,610)	(11,839)
Net interest component of interest rate swaps	1,781	(1,470)
Unrealized gain/(loss) on real estate securities and loans, net	46,753	(36,155)
Unrealized gain/(loss) on derivative and other instruments, net	(10,086)	37,090
Other income	596	—
Total Other Income/(Loss)	21,831	(12,374)

Expenses
Management fee to affiliate	2,345	2,439
Other operating expenses	3,830	3,223
Equity based compensation to affiliate	126	51
Excise tax	92	375
Servicing fees	371	62
Property depreciation and amortization	1,447	—
Property operating expenses	1,843	—
Total Expenses	10,054	6,150

Income/(loss) before equity in earnings/(loss) from affiliates	29,926	5,507

Equity in earnings/(loss) from affiliates	(771)	2,740
Net Income/(Loss)	29,155	8,247

Dividends on preferred stock	3,367	3,367

Net Income/(Loss) Available to Common Stockholders	$25,788	$4,880

Earnings/(Loss) Per Share of Common Stock
Basic	$0.84	$0.17
Diluted	$0.84	$0.17

Weighted Average Number of Shares of Common Stock Outstanding
Basic	30,551	28,196
Diluted	30,581	28,217

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) unrealized gains/(losses) on securities, loans, derivatives and other investments and realized gains/(losses) on the sale or termination of such instruments, (ii) beginning with Q2 2018, as a policy change, any transaction related expenses incurred in connection with the acquisition or disposition of our investments, (iii) beginning with Q3 2018, concurrent with a change in the Company's business, any depreciation or amortization expense related to the Company's SFR portfolio, (iv) beginning with Q3 2018, as a policy change, accrued deal related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), and (v) beginning with Q4 2018 and applied retrospectively, as a policy change, realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of those net mortgage servicing rights. Items (i) through (v) above include any amounts related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at acquisition or disposition and does not view them as being part of its core operations. Management views the exclusion described in (v) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. As defined, Core Earnings include the net interest income and other income earned on the Company's investments on a yield adjusted basis, including TBA dollar roll income, or any other investment activity that may earn or pay net interest or its economic equivalent. One of the Company's objectives is to generate net income from net interest margin on the portfolio, and management uses Core Earnings to help measure this objective. Management believes that this non-GAAP measure, when considered with its GAAP financials, provides supplemental information useful for investors as it enables them to evaluate the Company's current core performance using the same measure that management uses to operate the business. This metric, in conjunction with related GAAP measures, provides greater transparency into the information used by the Company's management team in its financial and operational decision-making.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended March 31, 2019 and March 31, 2018 is set forth below:

($ in thousands except per share data)
	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Net Income/(loss) available to common stockholders	$25,788	$4,880
Add (Deduct):
Net realized (gain)/loss	20,610	11,839
Dollar roll income	357	488
Equity in (earnings)/loss from affiliates	771	(2,740)
Net interest income and expenses from equity method investments(a)	1,004	1,698
Transaction related expenses and deal related performance fees(b)(c)	458	—
Property depreciation and amortization	1,447	—
Other Income	(147)	—
Unrealized (gain)/loss on real estate securities and loans, net	(46,753)	36,155
Unrealized (gain)/loss on derivative and other instruments, net	10,086	(37,090)
Core Earnings (d)	$13,621	$15,230

Core Earnings, per Diluted Share (d)	$0.45	$0.54

(a) For the three months ended March 31, 2019 and March 31, 2018, $(2.8) million or $(0.09) per diluted share and $1.3 million or $0.05 per diluted share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives were excluded from Core earnings per diluted share as a result of our modification to the definition and calculation of Core Earnings in Q4 2018.
(b) For the three months ended March 31, 2018, the above chart was not adjusted for transaction related expenses of $0.1 million, as they did not have a material impact on Core Earnings for the period. Our policy with respect to transaction related expenses was modified in Q2 2018.
(c) For the three months ended March 31, 2018, the above chart was not adjusted for deal related performance fees as they did not have a material impact on Core Earnings for the period. Our policy with respect to deal related performance fees was modified in Q3 2018.
(d) The three months ended March 31, 2019 and March 31, 2018 include cumulative retrospective adjustments of $(0.3) million or $(0.01) per diluted share and $0.4 million or $0.02 per diluted share, respectively, on the premium amortization for investments accounted for under ASC 320-10.

Footnotes

(1)       Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Per share figures are calculated using a denominator of all outstanding common shares including vested shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end. Book value uses stockholders’ equity less net proceeds of the Company’s 8.25% Series A and 8.00% Series B Cumulative Redeemable Preferred Stock as the numerator. Undepreciated book value per share is a non-GAAP book value metric which adds accumulated depreciation and amortization back to book value to present an adjusted book value that incorporates the Company's single-family rental property portfolio at its undepreciated basis. This metric allows management to consider the investment portfolio exclusive of non-cash adjustments and facilitates the comparison of our financial performance to peer REITs. Book value and Undepreciated book value include the current quarter dividend.
(2)     The economic return on equity for the quarter represents the change in undepreciated book value per share from December 31, 2018 to March 31, 2019, plus the common dividends declared over that period, divided by undepreciated book value per share as of December 31, 2018. The annualized economic return on equity is the quarterly return on equity multiplied by four.
(3)       The investment portfolio at period end is calculated by summing the net carrying value of our Agency RMBS, any long positions in TBAs, Residential Investments, Commercial Investments, ABS Investments and our SFR portfolio, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Agency RMBS, Residential Investments, Commercial Investments, and ABS Investments are held at fair market value and our SFR portfolio is held at purchase price plus capitalized expenses less accumulated depreciation and amortization and any adjustments related to impairment. Our Credit Investments refer to our Residential Investments, Commercial Investments and ABS Investments. Refer to footnote (4) for more information on the GAAP accounting for certain items included in our investment portfolio. See footnote (14) for further details on AG Arc LLC.
(4)       Generally, when we purchase an investment and employ leverage, the investment is included in our assets and the leverage is reflected in our liabilities on our consolidated balance sheet as either “Financing arrangements, net” or “Securitized debt, at fair value.” Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. This press release excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition. See footnote (14) for further details on AG Arc LLC.
(5)       Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for the Company’s investment portfolio, which excludes cash held by the Company. See footnotes (9) and (10) for further detail. Net interest margin also excludes any net TBA position.
(6)       “At Risk” Leverage is calculated by dividing total financing including any net TBA position by our GAAP stockholders’ equity at quarter-end. Total financing at quarter-end includes financing arrangements through affiliated entities, exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells, securitized debt, and any net TBA position (at cost). Total financing excludes any financing arrangements and unsettled trades on U.S. Treasuries.
(7)       This represents the weighted average monthly CPRs published during the quarter for our in-place portfolio during the same period. Any net TBA position is excluded from the CPR calculation.
(8)       The Company estimates duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration does not include our equity interest in AG Arc LLC or our investment in SFR.

(9)       The yield on our debt investments represents an effective interest rate, which utilizes all estimates of future cash flows and adjusts for actual prepayment and cash flow activity as of quarter-end. The yield on our SFR portfolio represents annualized net operating income for the quarter divided by its carrying value, gross of accumulated depreciation and amortization. Net operating income on our SFR portfolio is comprised of rental income and other SFR related income less property operating expenses. Our calculation excludes cash held by the Company and excludes any net TBA position. The calculation of weighted average yield is weighted based on net carrying value.
(10)     The cost of funds at quarter-end is calculated as the sum of (i) the weighted average funding costs on total financing outstanding at quarter-end and (ii) the weighted average of the net pay rate on our interest rate swaps, the net receive rate on our Treasury long positions, the net pay rate on our Treasury short positions, and the net receivable rate on our IO index derivatives, if any. Both elements of the cost of funds at quarter-end are weighted by the outstanding financing arrangements and securitized debt outstanding at quarter-end, excluding financing arrangements associated with U.S. Treasury positions. The cost of funds excludes any net TBA position.
(11)     Operating margin on our SFR portfolio is calculated as net operating income divided by revenues from our SFR portfolio. Net operating income on our SFR portfolio is comprised of rental income and other SFR related income less property operating expenses.
(12)     The other operating expenses (corporate) percentage at quarter-end is calculated by annualizing other operating expenses (corporate) recorded during the quarter and dividing by our quarter-end stockholders’ equity.
(13)     This estimate of undistributed taxable income per share represents the total estimated undistributed taxable income as of quarter-end. Undistributed taxable income is based on current estimates and projections. As a result, the actual amount is not finalized until we file our annual tax return, typically in October of the following year.
(14)     The Company invests in Arc Home LLC through AG Arc LLC, one of its indirect subsidiaries.
(15)     The Company allocates its equity by investment using the fair market value of our investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). The Company allocates all non-investment portfolio related items based on their respective characteristics, beginning by allocating those items within the Securities and Loans Segment and Single-Family Rental Properties Segment and then allocating Corporate between the Securities and Loans Segment and Single-Family Rental Properties Segment in order to sum to stockholders’ equity per the consolidated balance sheets. The Company's equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.